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                                                       Registration No. ______

     As Filed with the Securities and Exchange Commission on April 16, 1999

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 10549


                                FORM N-8A


       NOTIFICATION OF REGISTRATION FILED PURSUANT SECTION 8(a)
              OF THE INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Hartford Life and Annuity Insurance Company
       Separate Account Seven


Address of Principal Business Office (No. & Street, City, State, Zip Code):

       200 Hopmeadow Street
       Simsbury, Connecticut 06089

Telephone Number (including area code):       860-843-6733

Name and address of agent for service of process:

       Marianne O'Doherty, Esq.
       P.O. Box 2999
       Hartford, Connecticut 06104-2999

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES [X]       NO [ ]


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                                 SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940 the Sponsor/Depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Simsbury and the State of Connecticut on the 16th day of April, 1999.


[SEAL]                                Hartford Life and Annuity Insurance
                                      Company


                                      Separate Account Seven
                                      (Registrant)


                                      By: Hartford Life and Annuity Insurance
                                          Company
                                          (Sponsor/Depositor)



Attest: /s/ Marianne O'Doherty            By: /s/ Lynda Godkin
        ------------------------              ---------------------------
        Marianne O'Doherty                    Lynda Godkin,
        Counsel                               Senior Vice President, General
                                              Counsel and Corporate Secretary